Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
HARMONIC INC.,
SUNRISE ACQUISITION LTD.
and
SCOPUS VIDEO NETWORKS LTD.
Dated as of December 22, 2008

-i-

TABLE OF CONTENTS
(Continued)

-ii-

TABLE OF CONTENTS
(Continued)

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Merger Proposal

Schedules

Schedule 1	Signatories to Voting Agreements
Schedule 7.2(e)	Key Employees

-iv-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 22, 2008, by and among Harmonic Inc., a Delaware corporation (“Parent”), Sunrise Acquisition Ltd., a company organized under the laws of the State of Israel and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and Scopus Video Networks Ltd., a company organized under the laws of the State of Israel (the “Company”).
RECITALS
     A. Upon the terms and subject to the conditions of this Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (“Israeli Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which Merger Sub will cease to exist and the Company will become a direct or indirect wholly owned subsidiary of Parent.
     B. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective companies and shareholders that Parent and the Company consummate the Merger and other transactions provided for herein.
     C. The respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement and the other transactions contemplated hereby.
     D. The Board of Directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of Merger Sub to its creditors, and the Board of Directors of the Company has determined that, considering the financing position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors.
     E. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 is entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibit A (collectively, the “Voting Agreements”) pursuant to which, among other things, such shareholder agrees to vote all of the Company’s shares owned by it, him or her in favor of the approval and adoption of this Agreement, and the approval of the Merger and the other transactions contemplated hereby.
     F. The Board of Directors of the Company has unanimously resolved to recommend to its shareholders the approval and adoption of this Agreement, and the approval of the Merger and the other transactions contemplated hereby.
     G. Parent or a direct or indirect wholly owned subsidiary of Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.
     H. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
          (a) “102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the Israeli Taxing Authority, with respect to Company 102 Securities.
          (b) “Acquisition” shall mean, for the purposes of Section 8.3(b) only, with respect to the Company, any of the following transactions (other than the transactions contemplated by this Agreement): (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifty percent (50%) interest in the total outstanding voting securities of the Company or its Subsidiary, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifty percent (50%) or more of the total outstanding voting securities of the Company or its Subsidiary; (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the Company immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by the Company of assets (including share capital or other ownership interests the Subsidiary of the Company) representing twenty-five percent (25%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiary, taken as a whole, immediately prior to such sale.
          (c) “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its shareholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or its Subsidiary, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or its Subsidiary; (ii) any merger, consolidation, business combination or similar transaction involving the Company or its Subsidiary; (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by the Company of assets (including share capital or other ownership interests in the Subsidiary of the Company) representing ten percent (10%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiary, taken as a whole, immediately prior to such sale; (iv) any liquidation, dissolution, reorganization or recapitalization of the Company; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company; provided, however, for the sake of clarity, the transactions among Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.
          (d) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.
          (e) “Bid” shall mean any bid, quotation or proposal submitted to any Governmental Entity in connection with obtaining any current Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, and any outstanding bid, quotation or proposal by the Company that if accepted or awarded would reasonably be expected to lead to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.
          (f) “Business Day” shall mean each day that is not a Friday, Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California or Tel Aviv, Israel are authorized or obligated by law or executive order to close.
          (g) “Change of Recommendation” shall mean the withholding, withdrawal, amendment, qualification or modification by the Company’s Board or Directors (or any committee thereof) of its recommendation in favor of the approval and adoption of this Agreement, the approval of the Merger and the other transactions contemplated hereby, and, in the case of a tender or exchange offer made by a third party directly to the Company’s shareholders, a failure to recommend that the Company’s shareholders reject such tender or exchange offer.
          (h) “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (i) “Company 102 Securities” means (i) Company Options granted under Section 102(b) of the Ordinance, or granted under Section 102 of the Ordinance prior to January 1, 2003, and (ii) Company Shares issued upon the exercise of any such Company Options and held by the 102 Trustee pursuant to the Ordinance.
          (j) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written, unwritten or otherwise, providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
          (k) “Company Government Contract” shall mean any commercial Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, and each outstanding Bid that, if accepted or awarded, would reasonably be expected to lead to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.
          (l) “Company Government Subcontract” shall mean any Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity.
          (m) “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiary.
          (n) “Company Options” shall mean all outstanding options to purchase Company Ordinary Shares.
          (o) “Company Ordinary Shares” shall mean the ordinary shares, par value NIS 1.40 per share, of the Company.
          (p) “Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and its Subsidiary.
          (q) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiary.
          (r) “Company Share Plans” shall mean all share option plans or other equity-related plans of the Company, including: (i) the 2000 Employee Incentive Share Option Plan, (ii) the 2001 Amended and Restated Share Option Plan, (iii) the Executive Option Plan, and (iv) any other share option plans or other equity-related plans of the Company.
          (s) “Company Unvested Ordinary Shares” shall mean any Company Ordinary Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.
          (t) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
          (u) “DOJ” shall mean the United States Department of Justice.
          (v) “DOL” shall mean the United States Department of Labor.
          (w) “Employee” shall mean any current or, unless it appears otherwise from the context, former, employee, consultant, adviser, independent contractor or director of the Company or any ERISA Affiliate.

          (x) “Employee Agreement” shall mean each management, employment, severance, separation, change of control, settlement, bonus, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options, or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten or otherwise pursuant to which the Company or ERISA Affiliate has or may have any current or future liability or obligation (contingent or otherwise).
          (y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          (z) “ERISA Affiliate” shall mean the Subsidiary of the Company and any other Person under common control with the Company or its Subsidiary, or that, together with the Company or the Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          (aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (bb) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.
          (cc) “Export and Import Control Laws” shall mean any U.S. law, regulation, or order or applicable non-U.S. law, regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States, Israel or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.
          (dd) “FTC” shall mean the United States Federal Trade Commission.
          (ee) “Government Contracts Consents” shall mean those consents, waivers, and approvals of any parties to any Company Government Contract, Company Government Subcontract, or Bid, necessary for any such Company Government Contract, Company Government Subcontract, or Bid to remain in full force and effect and so as to preserve all rights of, and benefits to, the Company or the Surviving Company under such Contract from and after the Closing.
          (ff) “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
          (gg) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
          (hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (ii) “Intellectual Property” shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
          (jj) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) Trade Secrets, (iv) other proprietary rights relating to intangible Intellectual Property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.
          (kk) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, its Subsidiary or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.
          (ll) “IRS” shall mean the United States Internal Revenue Service.
          (mm) “knowledge” shall mean, with respect to the Company, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of David Mahlab and any of the executive officers of the Company after reasonable inquiry of the employees, consultants or independent contractors of the Company and its Subsidiary with the administrative or operational responsibility for such matter in question; provided, that if any of Mr. Mahlab or such executive officer does not make such reasonable inquiry, then such person shall be deemed to have, in addition to his or her own actual knowledge, the actual knowledge of those facts, circumstances, events or other matters of such employees, consultants or independent contractors.
          (nn) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
          (oo) “Liabilities” shall mean the debts, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or order by any Governmental Entity, and those arising under any Contract.
          (pp) “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of an asset, tangible or intangible (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Liens imposed by virtue of applicable law, such as securities laws.
          (qq) “made available” shall mean that the Company has posted such materials, on or before 4:00 p.m. Pacific time on the date that is two (2) calendar days prior to the date hereof, to the location set forth on Section 1.1(qq) of the Company Disclosure Letter and such other materials that have been provided to Parent at any time prior to the date hereof that are specifically set forth on Section 1.1(qq) of the Company Disclosure Letter.
          (rr) “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, violation, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, (i) that is or would reasonably be expected to be or become materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, employees, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) that would reasonably be expected to materially impede the authority or ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, except in each case to the extent that any such Effect directly results from any of the following: (a) changes in general economic or political conditions or financial credit or securities markets in general or changes affecting the industry generally in which such entity operates or acts of war or terrorism or force majeure (provided that such changes or acts do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity); (b) changes in the trading volume or trading prices of such entity’s share capital, or any failure to meet published analyst estimates or publicly announced management projections, in each case, in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes or failure to meet estimates); (c) any changes in applicable law or GAAP, (d) any action taken by the Company at the written request of Parent or specifically required hereunder, or (e) any adverse changes in the Company’s relationships with the parties listed on Section 1.1(rr) of the Company Disclosure Letter that are directly attributable to the public announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby.
          (ss) “Merger Consideration” shall mean the aggregate Per Share Merger Consideration payable for all Company Ordinary Shares.
          (tt) “Merger Sub Ordinary Shares” shall mean the ordinary shares, par value NIS 0.01 per share, of Merger Sub.
          (uu) “NIS” shall mean New Israeli Shekels.
          (vv) “Open Source” shall mean any open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict the licensee’s ability to charge for distribution of or to use software for commercial purposes or requires the inclusion of attribution notices in any redistributed software.

          (ww) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (xx) “Per Share Merger Consideration” shall mean an amount of cash equal to $5.62 per share, without interest.
          (yy) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (zz) “Proxy Statement” shall mean the proxy statement to be mailed to each shareholder of the Company in connection with the solicitation of proxies from Company shareholders for the Company Shareholder Approval, as amended or supplemented.
          (aaa) “PTO” shall mean the United States Patent and Trademark Office.
          (bbb) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.
          (ccc) “SEC” shall mean the United States Securities and Exchange Commission.
          (ddd) “Securities Act” shall mean the Securities Act of 1933, as amended.
          (eee) “Shrink-Wrapped Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).
          (fff) “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
          (ggg) “Subsidiary” shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
          (hhh) “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination transaction, (i) all or substantially all of the consolidated assets of the Company and its Subsidiary, or (ii) a majority of the outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and TWP or any other financial adviser of national standing in the United States of America), taking into account, among other things, legal, financial, regulatory, timing and other aspects of the offer (including the form of consideration) and the Person making the offer, (A) are more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such third party offer), (B) provide for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the Person making the offer, is then fully committed and not subject to any contingencies other than the closing of such business combination transaction, and (C) are reasonably expected to receive all required governmental approvals on a timely basis and otherwise reasonably expected to be consummated on the terms proposed.
          (iii) “Termination Fee” shall mean an amount in cash equal to Three Million Four Hundred and Twenty Two Thousand Dollars ($3,422,000.00).
          (jjj) “Trade Secrets” shall mean trade and industrial secrets and confidential information.
          (kkk) “TWP” shall mean Thomas Weisel Partners LLC.
          (lll) “Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of the Company or its Subsidiary (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from share capital or voting stock of the Company.
          (mmm) “WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.
     1.2 Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:
INDEX OF DEFINED TERMS

	Cross Reference in
Term	Agreement	Page
401(k) Plan	6.9(c)	65
Affiliated Group	3.6(a)	26
Agreement	Prologue	1
Antitrust Restraint	6.6(e)	64
Book-Entry Shares	2.7(c)	15
Certificate of Merger	2.2	12
Certificates	2.7(c)	14
Change of Recommendation Notice	6.3(d)(iii)	60
China RoHS	3.13(a)	38
Closing	2.2	12
Closing Date	2.2	12
Code	2.7(d)	15

	Cross Reference in
Term	Agreement	Page
Companies Registrar	2.2	11
Company	Prologue	1
Company Balance Sheet	3.4(d)	21
Company Charter Documents	3.4(d)	17
Company Disclosure Letter	ARTICLE III	16
Company Environmental Permits	3.13(c)	38
Company Financials	3.4(b)	21
Company Material Contract	3.17(a)	42
Company Optionholder	6.9(a)	65
Company Purchase Plans	3.2(c)	18
Company SEC Reports	3.4(a)	21
Company Shareholder Approval	3.3(a)	19
Company Shareholders’ Meeting	6.2(a)	57
Confidentiality Agreement	6.4(a)	61
Continuing Employee	6.9(e)	65
Effective Time	2.2	12
End Date	8.1(b)	71
Engagement Letter	3.14	39
Exchange Agent	2.7(a)	14
Exchange Fund	2.7(b)	14
Expense Reimbursement	8.3(b)(iii)	74
Fairness Opinion	3.20	47
GAAP	3.4(b)	21
Governmental Authorizations	3.10	35
Governmental Permits	3.12(b)	36
Grants	3.23	49
Hazardous Material	3.13(a)	38
Hazardous Materials Activities	3.13(b)	38
Indemnified Parties	6.10(a)	66
In-Licenses	3.8(j)	32
Investment Center	3.3(c)	20
Investment Center Approval	3.3(c)	20
IP Contracts	3.8(k)	32
ISRA	3.13(b)	38
Israeli Employee or Israeli Employees	3.16(g)	42, 41
Israeli Law	Recitals	1
Israeli Option Ruling	6.14(d)(i)	68
Israeli Withholding Tax Ruling	6.14(c)	68
Lease Documents	3.7(b)	30
Leased Real Property	3.7(a)	29
Lease Termination Agreements	3.7(a)	30
Merger	2.1	1
Merger Proposal	6.1(a)	56
Merger Sub	Prologue	1
NASDAQ	3.3(c)	20
Necessary Consents	3.3(c)	20

	Cross Reference in
Term	Agreement	Page
OCS	3.3(c)	20
OCS Filing	3.3(c)	20
OCS Funded Technology	3.8(i)	32
Option Cash Payment	2.6(c)(i)	13
Option Schedule	2.6(c)(ii)	13
Ordinance	2.7(d)	15
Out-Licenses	3.8(k)	32
Parent	Prologue	1
Product Certifications	3.12(f)	37
Representatives	6.3(a)	58
Required Governmental Consents	7.1(c)	69
Returns	3.6(b)(i)	26
RoHS Directive	3.13(a)	38
Run Off Policy	6.10(b)	66
Significant Customer	3.22(a)	48
Significant Supplier	3.22(a)	48
SOX	3.4(a)	21
Subsidiary Charter Documents	3.1(b)	17
Surviving Company Charter Documents	2.4	12
Takeover Statutes	3.24	49
Tax or Taxes	3.6(a)	26
Tax Incentive	3.6(b)(xiv)	28
Total Option Cash Payments	2.6(c)(i)	13
Triggering Event	8.1(h)	73
Vested Options	2.6(c)(i)	13
Voting Agreements	Recitals	1
WEEE Directive	3.13(a)	38
ARTICLE II
THE MERGER
     2.1 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Israeli Law, Merger Sub shall be merged with and into the Company in accordance with Section 323 of Israeli Law (the “Merger”), the separate corporate existence of Merger Sub shall cease, the Company shall continue as the surviving company and as a direct or indirect wholly owned subsidiary of Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger in accordance with Israeli Law. The surviving company after the Merger is hereinafter sometimes referred to as the “Surviving Company.”
     2.2 Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by delivering to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of the expected Closing (as defined below) and the proposed

Closing Date (as defined below) and requesting that the Companies Registrar issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of Israeli Law (the “Certificate of Merger”) after notice that the Closing has occurred (the time of such issuance by the Companies Registrar, after the Closing, of the Certificate of Merger, being the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article V (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     2.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Israeli Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, powers and franchises of Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
     2.4 Memorandum of Association and Articles of Association.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the parties hereto shall take all actions necessary so that the memorandum of association and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum of association and the articles of association of the Surviving Company (the “Surviving Company Charter Documents”), until duly amended as provided therein or by applicable law, subject to Section 6.10(a).
     2.5 Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Company shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, removal or resignation in accordance with the Surviving Company Charter Documents, (b) the initial officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, removal or resignation in accordance with the Surviving Company Charter Documents, and (c) Parent, the Company and the Surviving Company shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of the Company’s Subsidiary immediately after the Effective Time, each to hold office as a director or officer of such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of its Subsidiary.
     2.6 Effect on Share Capital.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of the Company, the following shall occur:

          (a) Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time, other than any Company Ordinary Shares to be cancelled pursuant to Section 2.6(b), will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration upon surrender of the certificate representing such Company Ordinary Share in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9).
          (b) Cancellation of Treasury and Parent Owned Shares. Each Company Ordinary Share held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled without any conversion thereof.
          (c) Stock Options.
                    (i) As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled, by virtue of the Merger and without any action on the part of any holder of any Company Option; provided, however, that no Company Option may be exercised after the seventh (7th) day prior to the Closing Date. With respect to Company Options that are vested or become vested by the time of the Closing (the “Vested Options”), such Vested Options will be canceled in consideration for the right to receive (in accordance with and subject to the Israeli Option Ruling, if applicable), as promptly as practicable following the Effective Time (and in any event no later than the fifth Business Day thereafter), an amount in cash equal to the product of (A) the number of Company Ordinary Shares previously subject to such Vested Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Company Ordinary Share previously subject to such Vested Option, less any required withholding Taxes (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right of holders of Vested Options to receive the Option Cash Payment, if applicable. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 2.6(c), including providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.
                    (ii) As promptly as practicable following the Effective Time and in any event not later than the fifth Business Day thereafter, the Exchange Agent shall transfer to the account designated by the plan administrator under the applicable plan the portion of the Total Option Payments to which holders of Company Options (other than Company 102 Securities) are entitled to receive pursuant to this Section 2.6. As soon as reasonably practicable thereafter, the applicable plan administrator, in coordination with the Surviving Company, shall pay to each holder of a Company Option (other than holders of Company 102 Securities) the amounts contemplated by this Section 2.6, less applicable deductions and withholding at the time of payment. All payments with respect to Company 102 Securities, as set forth on a schedule to be mutually agreed upon by Parent and the Company on or prior to the Closing Date, which schedule shall be in a form reasonably satisfactory to Parent (the “Option Schedule”), shall be delivered by the Exchange Agent to the 102 Trustee, as soon as practicable after the Effective Time, to be held and distributed pursuant to the agreement with the 102 Trustee and applicable Legal Requirements (including the provisions of Section 102 of the Ordinance and the regulations and rules promulgated thereunder). The 102 Trustee shall comply with any applicable Israeli Tax withholding requirements with respect to the payment in respect to Company 102 Securities and with such procedures as may be required by the Israeli Option Ruling (as defined hereinafter), if obtained.

          (d) Merger Sub. At the Effective Time, each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into one ordinary share of the Surviving Company.
          (e) Adjustments to Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification or other like change with respect to Company Ordinary Shares, having a record date on or after the date hereof and prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, if, at the Effective Time, the Company’s representations and warranties in Section 3.2 (Capital Structure) are not true in any non-de minimis respect, then the Per Share Merger Consideration and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item.
     2.7 Surrender of Certificates.
          (a) Exchange Agent. Parent shall select an institution (that maintains offices in the United States of America) reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the exchange agent (the “Exchange Agent”) for the Merger and the payment of the Merger Consideration.
          (b) Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (to be effective as of the Effective Time) that shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, the aggregate Merger Consideration payable pursuant to Section 2.6. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Promptly following the Effective Time (and in any event not later than the second (2nd) Business Day thereafter), Parent shall deposit with the Exchange Agent for the benefit of holders of Company Ordinary Shares existing as of the Effective Time, cash consideration consistent with the Merger Consideration payable pursuant to Section 2.6.
          (c) Exchange Procedures. Promptly following the Effective Time (and in any event not later than the third (3rd) Business Day thereafter), Parent shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Ordinary Shares that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and/or the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent (including any required Internal Revenue Service Form W-9 or Form W-8, or any Tax forms required under any other applicable law), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer of immediately available funds in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive pursuant to Section 2.6, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the applicable portion of the Merger Consideration that the holders thereof have the right to receive pursuant to Section 2.6. No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement. In the event of a transfer of ownership of Company Ordinary Share that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may be paid to a transferee if the Certificate representing such Company Ordinary Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. With respect to any Company Ordinary Shares held in uncertificated form (“Book-Entry Shares”), Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of Book-Entry Shares (x) materials advising such holder of the effectiveness of the Merger and the conversion of each of such holder’s Company Ordinary Shares into the Per Share Merger Consideration pursuant to the terms of this Agreement upon the completion of the Merger, and (y) a check, deposit or wire transfer of immediately available funds (in Parent’s and Exchange Agent’s discretion) in the amount of the aggregate Per Share Merger Consideration payable to such holder with respect to such holder’s Company Ordinary Shares, in each case without any action by such holders.
          (d) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), the Israeli Income Tax Ordinance New Version, 1961, as amended (the “Ordinance”), the Israeli Withholding Tax Ruling, if obtained, or any other applicable Legal Requirement; provided, that no withholding or a reduced rate of withholding, as applicable, under Israeli Tax law will be made from any consideration payable hereunder to a holder of Company Ordinary Shares to the extent that such holder has provided Parent or the Exchange Agent with an appropriate unequivocal exemption by the Israeli Tax Authority confirming that no withholding or reduced withholding of Israeli Tax is required with respect to the particular holder in question, prior to the time such payment is made. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. Any amounts deducted and withheld pursuant to this Section 2.7(d) shall be remitted to the appropriate Tax authority in accordance with applicable law.
          (e) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Exchange Agent, the Surviving Company nor any party hereto shall be liable to a holder of Company Ordinary Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company shareholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article II shall promptly be paid to Parent.
          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.7 shall after such delivery to the Surviving Company, subject to Section 2.7(e), look only to the Surviving Company for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.6(a).
     2.8 No Further Ownership Rights in any Company Securities.  All Merger Consideration paid upon the surrender for exchange of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Ordinary Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Company Ordinary Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Article II.
     2.9 Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.10 Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.
     2.11 Amendment to Provide for Alternative Merger Structure.  If at any time prior to the Effective Time, Parent elects to have Merger Sub be the Surviving Company or elects to have a different direct or indirect wholly owned subsidiary of Parent merge with or into the Company, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in (i) the inability to satisfy any of the conditions set forth in Article VII and (ii) any adverse effect to the Company or its shareholders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Letter relating to the representations and warranties in this Article III shall also be deemed to be representations and warranties made by the Company under this Article III), the Company represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company and its Subsidiary (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole.
          (b) Charter Documents. The Company has made available to Parent (i) a true and correct copy of the Memorandum of Association and Articles of Association of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of its Subsidiary, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and its Subsidiary is not in violation of its Subsidiary Charter Documents.
          (c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares capital of, or other equity or voting interests in, its Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such share capital or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiary of the Company, neither the Company nor its Subsidiary owns any share capital of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, share capital of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.
     3.2 Capital Structure.
          (a) Share Capital. The authorized share capital of Company consists of sixty six million seventy one thousand four hundred twenty eight (66,071,428) Company Ordinary Shares. At the close of business on December 21, 2008: (i) 14,054,449 Company Ordinary Shares were issued and outstanding (excluding Company Ordinary Shares held by the Company in its treasury), and (ii) no Company Ordinary Shares were issued and held by the Company in its treasury. No Company Ordinary Shares are owned or held by the Company’s Subsidiary. All outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
          (b) Company Unvested Ordinary Shares. There are no Company Unvested Ordinary Shares issued or outstanding.
          (c) Company Options. As of the close of business on December 21, 2008: (i) 4,084,425 Company Ordinary Shares are issuable upon the exercise of Company Options under the Company Share Plans, the weighted average exercise price of such Company Options is $4.078, and 2,951,559 Company Ordinary Shares underlying such Company Options are vested and exercisable; (ii) 1,771,468 Company Ordinary Shares are available for future grant under the Company Share Plans; (iii) no Company Ordinary Shares are issuable under the Company’s employee stock purchase plans, if any (the “Company Purchase Plans”); and (iv) no Company Ordinary Shares are issuable pursuant to outstanding options to purchase Company Ordinary Shares (A) which were issued other than pursuant to the Company Share Plans and (B) other than shares reserved for issuance under the Company Purchase Plans. Section 3.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Company Option: (a) the particular Company Share Plan (if any) pursuant to which any such Company Option was granted; (b) the name of the holder of such Company Option; (c) the number of Company Ordinary Shares subject to such Company Option; (d) the exercise price of such Company Option; (e) the date on which such Company Option was granted; (f) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; (g) the date on which such Company Option expires; and (h) whether such Company Option is subject to Section 409A of the Code. All Company Ordinary Shares subject to issuance under the Company Share Plans and the Company Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). The Company does not maintain any Company Purchase Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
          (d) Voting Debt. No Voting Debt is issued or outstanding as of the date hereof.
          (e) Other Securities. Except as otherwise set forth in Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or its Subsidiary is a party or by which any of them is bound obligating the Company or its Subsidiary to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its share capital, Voting Debt or other voting or non-voting securities of the Company or its Subsidiary, or obligating the Company or its Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding Company Ordinary Shares, Company Options, and all outstanding shares of the Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts of the Company or its Subsidiary. Except for Company

Options, there are no outstanding Contracts of the Company or its Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of, or other equity or voting interests in, the Company or its Subsidiary or (y) dispose of any shares of, or other equity or voting interests in, its Subsidiary. The Company is not a party to any voting agreement with respect to shares of, or other equity or voting interests in, the Company or its Subsidiary and, to the knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of, or other equity or voting interests in, the Company or its Subsidiary.
          (f) Dissenters’ Rights. Shareholders of the Company will not be entitled to statutory dissenters’ rights, appraisal rights, or similar rights in connection with the Merger or the other transactions contemplated by this Agreement.
     3.3 Authority; No Conflict; Necessary Consents.
          (a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Shareholder Approval (as defined below) as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Shareholder Approval and the issuance of the Certificate of Merger by the Companies Registrar pursuant to Israeli Law. The vote of the Company’s shareholders that is required by the Company Charter Documents, by applicable Legal Requirements and by any applicable Contracts between the Company and any of its shareholders, to approve and adopt this Agreement, and approve the Merger and the transactions contemplated hereby by the Company shareholders is set forth in Section 3.3(a) of the Company Disclosure Letter (such required vote set forth on Section 3.3(a) of the Company Disclosure Letter, the “Company Shareholder Approval”). The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors of the Company duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, and declared the Merger to be advisable, (ii) made all other affirmative determinations required to be made by it in connection with this Agreement and the Merger under Israeli Law, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) recommended that the shareholders of the Company approve and adopt this Agreement, and approve the Merger and the other transactions contemplated hereby, and directed that such matter be submitted to the Company’s shareholders at the Company Shareholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
          (b) No Conflict. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default or modifies the rights of a party under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents or any Subsidiary Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents (as defined below), in any material respect, any Legal Requirement applicable to the Company, its Subsidiary, or any of their respective assets or properties, (iii) any Company Material Contract (as defined below) to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties are bound, or (iv) any privacy policy of the Company or its Subsidiary (except in the cases of clause (iii) or (iv), where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and its Subsidiary, taken as a whole); or (b) will result in the creation of any material Lien on any of the material properties or assets of the Company or its Subsidiary.
          (c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the issuance of the Certificate of Merger by the Companies Registrar and appropriate documents, as required by applicable Legal Requirements, with the relevant authorities of other jurisdictions in which the Company and/or Parent are qualified to do business, (ii) filings with the SEC in accordance with the Exchange Act, (iii) the receipt of such consents, waivers, approvals, orders, authorizations, registrations, declarations and the making of filings as may be required under any foreign merger control regulations, if applicable, as reasonably determined Parent, (iv) filings with, and notifications to be made to, the NASDAQ Stock Market (“NASDAQ”), (v) filings with the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (“OCS”) with respect to the change of ownership of the Company to be effected by the Merger (the “OCS Filing”), (vi) filings with, and approval by, the Investment Center of the Israeli Ministry of Industry, Trade & Labor (“Investment Center”) of the change in ownership of the Company to be effected by the Merger (“Investment Center Approval”), and (vii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be expected to be material to the Company and its Subsidiary, taken as a whole, or Parent and its Subsidiaries taken as a whole, or materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vii) are referred to herein as the “Necessary Consents.” In connection with the transactions contemplated by this Agreement, including the Merger, the parties hereto shall not be required to file Notification and Report Forms with FTC and the Antitrust Division of the DOJ required by the HSR Act, and shall not be required to wait for the expiration or termination of the applicable waiting period under the HSR Act in order to consummate the Merger.
     3.4 SEC Filings; Financial Statements; Internal Controls.
          (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents

(including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and the disclosure requirements of Rule 4350 of the NASDAQ, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file any forms, reports or other documents with the SEC. The Company and each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (“SOX”), and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Each English language translation of a non-English language document filed as an exhibit to, or incorporated by reference into, any Company SEC Report, constitutes a true, correct and complete translation of the original document in all material respects.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly and accurately presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiary as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any aspect of the Company Financials. The audited balance sheet of the Company contained in the Company SEC Reports as of June 30, 2008, is hereinafter referred to as the “Company Balance Sheet.” The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past five (5) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and its Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financials are consistent with such books and records. Neither the Company nor its Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or its Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports. The Company and its Subsidiary have identified all material uncertain tax positions contained in all Returns filed by the Company or its Subsidiary and have established adequate reserves and made any appropriate disclosures in the Company Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The Company has made available to Parent all material position papers with respect to accounting policies and practices, including any quarterly position papers regarding the application of Staff Accounting Bulletin (SAB) No. 99, “Materiality,” made available to the Company’s principal financial and accounting officer, its audit committee or its independent registered public accounting firm; the Company’s revenue recognition policies and practices are and have been in compliance in all material respects with all rules, regulations and statements of the SEC with respect thereto, including SAB 101, “Revenue Recognition in Financial Statements,” and SAB 104, and, to the extent required, the Company recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended, and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions”; and the Company’s controls over its revenue recognition policies and practices have been communicated to and applied in all material respects by its sales organization.
          (c) No Undisclosed Liabilities. Except as reflected in the Company Balance Sheet (including the notes thereto), neither the Company nor its Subsidiary has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiary, taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any applicable Legal Requirement, and (ii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves).
          (d) Amendments. The Company has made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with, or furnished to, the SEC but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by Company with the SEC, or furnished by the Company to the SEC, pursuant to the Securities Act or the Exchange Act. No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and its Subsidiary, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The SEC has not provided comments to the Company in connection with any Company SEC Reports that to the Company’s knowledge remain unresolved and are material. No investigation by the SEC with respect to the Company or its Subsidiary is pending or, to the knowledge of the Company, threatened.
          (e) Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of the Company and its Subsidiary are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Directors, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiary, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company

Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or its Subsidiary who have a role in the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the SOX with respect to such reports, and such controls are effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof. The Company has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP.
     3.5 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, the Company and its Subsidiary have operated their businesses in the ordinary course consistent with past practices, and since such date there has not been:
          (a) any amendment or change in the Company Charter Documents or Subsidiary Charter Documents;
          (b) any Material Adverse Effect on the Company;
          (c) any acquisition by the Company or its Subsidiary, or agreement by the Company or its Subsidiary to acquire (by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner), any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;
          (d) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
          (e) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or its Subsidiary’s share capital, or any purchase, redemption or other acquisition by the Company or its Subsidiary of any of the Company’s share capital or any other securities of the Company or its Subsidiary, or any Company Options, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (f) any split, combination or reclassification of any of the Company’s or its Subsidiary’s share capital;
          (g) any forgiveness by the Company or its Subsidiary, whether orally or in writing, of any loan to any Employee;
          (h) (i) any increase or decrease in compensation or fringe benefits (except for normal increases or decreases of cash compensation to current non-executive officer employees and/or independent consultants in the ordinary course of business consistent with past practice and/or resulting from any Legal Requirement) by the Company or its Subsidiary, whether orally or in writing, (ii) any promise, commitment or payment by the Company or its Subsidiary, whether orally or in writing, of any bonus (except for bonuses made to current non-executive officer employees in the ordinary course of business consistent with past practice), (iii) any adoption, change, or termination by the Company or its Subsidiary, whether orally or in writing, of any severance, change of control, termination or bonus plan, policy or practice, (iv) any entry by the Company or its Subsidiary, whether orally or in writing, into any employment, severance, termination, change of control or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or (v) the adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement;
          (i) any amendment, termination, modification, violation or consent with respect to any Company Material Contract;
          (j) (i) entry into any material customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or (ii) any material change in the manner in which the Company or its Subsidiary extends discounts, credits or warranties to customers or otherwise deals with its customers;
          (k) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or applicable law;
          (l) any debt, capital lease or other debt or equity financing transaction by the Company or its Subsidiary or entry into any agreement by the Company or its Subsidiary in connection with any such transaction;
          (m) entry into any material new customer, reseller or distributor agreement, or amendment or modification of any such material agreement or any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
          (n) any material change in the level of product returns or factors influencing accounts receivable or warranty reserves experienced by the Company or its Subsidiary;
          (o) any material restructuring activities by the Company or its Subsidiary, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

          (p) any sale, lease, license, encumbrance or other disposition of any business lines or any properties or assets, except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;
          (q) any loan or extension of credit by the Company or its Subsidiary to any Person other than in the ordinary course of business consistent with past practice;
          (r) any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;
          (s) adoption of or change in any Tax accounting method or Tax election, entering into any closing agreement in respect of Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (t) any expenditure, transaction or commitment by the Company or its Subsidiary exceeding $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice;
          (u) any acceleration or release by the Company or its Subsidiary of any vesting condition to the right to exercise any Company Option or other right to purchase or otherwise acquire any of the Company’s shares, or any acceleration or release of any right to repurchase shares upon termination of employment or services with it or pursuant to any right of first refusal;
          (v) any payment or discharge by the Company or its Subsidiary of any Lien or other encumbrance on any of its assets or properties, or payment or discharge of any of its obligations or liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the date of the Company Balance Sheet in an amount not in excess of $150,000 individually, or $300,000 in the aggregate;
          (w) any material damage, destruction or loss of any material property or material asset of the Company or its Subsidiary, whether or not covered by insurance;
          (x) except as set forth in Section 3.5(x) of the Company Disclosure Letter, any change with respect to the management, supervisory or other key personnel of the Company or its Subsidiary, or any termination of employment of a material number of employees;
          (y) any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging a labor dispute, labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or its Subsidiary;
          (z) any liability or obligation incurred by it to any of its executive officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with past practice;
          (aa) any loan, advance or capital contribution to, or any investment in, any of the Company’s or its Subsidiary’s officers, directors or shareholders or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          (bb) any commencement or settlement of any material litigation by the Company or its Subsidiary;
          (cc) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (dd) any agreement for the purchase or sale of any interest in real property, the grant of any Lien in any real property, or any agreement to lease, sublease, license or otherwise use or occupy any real property; or
          (ee) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (dd) by the Company or its Subsidiary (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).
     3.6 Taxes.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.6(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement (each, an “Affiliated Group”), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any Contract or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) The Company and its Subsidiary have (a) timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its Subsidiary or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements, and (b) timely paid all Taxes required to be paid.

               (ii) The Company has registered with all appropriate Governmental Entities and has timely reported, withheld, and remitted, as applicable, with respect to its Employees and other third parties, all U.S. federal, state, local, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be reported and/or withheld and remitted.
               (iii) Neither the Company nor its Subsidiary has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or its Subsidiary, nor has the Company or its Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
               (iv) To the Company’s knowledge, no audit or other examination of any Return of the Company or its Subsidiary is presently in progress, nor has the Company or its Subsidiary been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or its Subsidiary has been proposed in writing by any Tax authority to the Company or its Subsidiary or any representative thereof.
               (v) Neither the Company nor its Subsidiary is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (vi) Neither the Company nor its Subsidiary has been or will be required to include any material income or gain in or exclude any material deduction or loss from income for any tax period (or portion thereof) after the Closing as a result of (A) a change in method of accounting made, (B) closing agreement (within the meaning of Section 7121 of the Code or any comparable provision of applicable law) executed, (C) installment sale or open transaction disposition consummated, or (D) prepaid amount received, prior to the Closing.
               (vii) Neither the Company nor its Subsidiary has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor its Subsidiary has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
               (viii) Neither the Company nor its Subsidiary has (a) ever been a member of an Affiliated Group, (b) ever been a party to any Tax sharing, indemnification or allocation agreement or arrangement, nor does it owe any amount under any such agreement or arrangement, (c) any liability for the Taxes of any Person (other than Company or its Subsidiary), under Treasury Regulation § 1.1502 6 (or any similar provision of state, local or non-U.S. law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) Neither the Company nor its Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (x) Neither the Company nor its Subsidiary is or has been a party to a gain recognition agreement within the meaning of Section 367 of the Code.

               (xi) Neither of the Company nor its Subsidiary has engaged in a reportable transaction under Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any comparable provision of state, local or non-U.S. law.
               (xii) To the Company’s knowledge, neither the Company nor its Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity that the Company or its Subsidiary is or may be subject to Tax in a jurisdiction in which it does not file Returns.
               (xiii) The Company and its Subsidiary are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Company and its Subsidiary. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
               (xiv) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xv) Neither the Company nor its Subsidiary is or has been a “Passive Foreign Investment Company” within the meaning of Section 1297(a) of the Code or a “Controlled Foreign Corporation” within the meaning of Section 957 of the Code. Neither the Company nor its Subsidiary owns, directly or indirectly, any interests in an entity that is or has been a Passive Foreign Investment Company or a Controlled Foreign Corporation.
               (xvi) Neither the Company nor its Subsidiary has been the subject of an IRS private letter ruling or similar Tax ruling under state, local or non-U.S. law that has continuing effect. There are no requests for rulings or determinations in respect of any Tax pending between the Company or its Subsidiary and any Governmental Authority.
               (xvii) To the Company’s knowledge, the Company qualifies as an “Industrial Company” within the meaning of the Law for the Encouragement of Industry (Taxes), 1969. Section 3.6(b) of the Company Disclosure Letter lists each of the Company’s facilities that have “Approved Enterprise” or “Benefited Enterprise” Tax status, within the meaning of the Law for the Encouragement of Capital Investments, 1959. The consummation of the Merger will not have any adverse effect on such qualification as an Industrial Company or its Approved Enterprise Status, or require any recapture of any previously claimed Israeli Tax incentive, subject to the Investment Center Approval.
               (xviii) To the Company’s knowledge, there has been no indication from any Israeli Tax authority that the consummation of the Merger would adversely affect the Surviving Company’s ability to set-off for Israeli Tax purposes in the future any and all losses accumulated by the Company as of the Closing Date.

          (c) Loss of Executive Compensation Deduction. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.
          (d) Section 409A. Section 3.6(d) of the Company Disclosure Letter lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been amended to comply with Section 409A of the Code and neither the Company nor any ERISA Affiliate is reasonably expected to have any Tax withholding obligation in respect of Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.
          (e) Section 280G. None of the Company or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.6(e) of the Company Disclosure Letter lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.
     3.7 Title to Properties.
          (a) Properties. Neither the Company nor its Subsidiary owns or has ever owned any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or its Subsidiary or otherwise used or occupied by the Company or its Subsidiary (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease, license, sublease or other occupancy right. All such current leases, subleases, licenses or other occupancy agreements are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases, subleases, licenses or other occupancy agreements, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or its Subsidiary, or to the knowledge of the Company, by any other party thereto. The Company or its Subsidiary currently occupy all of the Leased Real Property for the operation of its business. No parties other than the Company or its Subsidiary have a right to occupy any Leased Real Property. The Leased Real Property and the physical assets of the Company and the Subsidiary are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice and, to the Company’s knowledge, the Leased Real Property is in compliance, in all material respects, with Legal Requirements. Neither the Company nor its Subsidiary will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases, subleases, licenses or other occupancy agreements for the Leased Real Property. The Company and its Subsidiary has performed all of its obligations under any termination agreements pursuant to which such party has terminated any leases, subleases, licenses or other agreements for the use or occupancy of real property (“Lease Termination Agreements”) that are no longer in effect and has no material continuing Liability with respect to such Lease Termination Agreements.
          (b) Documents. The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations, modifications and guaranties thereof (“Lease Documents”); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or its Subsidiary is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter or that are not material in any respect.
          (c) Valid Title. The Company and its Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiary include all rights, properties and assets necessary to permit the Company and its Subsidiary to conduct their business in all material respects in the same manner as their businesses have been conducted on or prior to the date hereof.
          (d) Customer Information. The Company and its Subsidiary has sole and exclusive ownership, free and clear of any Liens, or all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company or its wholly owned Subsidiary possess any claims or rights with respect to the use of the Customer Information.

     3.8 Intellectual Property.
          (a) Registered Intellectual Property; Proceedings. Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any actual proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.
          (b) Company Products. Section 3.8(b) of the Company Disclosure Letter sets forth a list (by name and version number) of all Company Products currently sold or distributed by the Company or its Subsidiary or that have been sold or distributed by the Company or its Subsidiary in the past twenty-four (24) months.
          (c) Registration. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.
          (d) Further Actions. There are, to the knowledge of the Company, no actions that must be taken by the Company or its Subsidiary within sixty (60) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
          (e) Assignments and Recordation. In each case in which the Company or its Subsidiary has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any Intellectual Property or Intellectual Property Rights for Company or its Subsidiary, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment or other documentation sufficient to transfer all such Intellectual Property Rights to the Company or its Subsidiary, as the case may be, and, to the extent provided for by, and in accordance with, applicable laws and regulations, the Company or its Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as applicable, as the case may be.
          (f) Transferability and Export. All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Company and/or Parent without restriction and without payment of any kind to any third party. All Company Intellectual Property may be exported or transferred out of Israel without restriction and without payment of any kind to any third party or Governmental Entity, other than the OCS as set forth in Section 3.8(i) of the Company Disclosure Letter.
          (g) Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and all Intellectual Property licensed to the Company or its Subsidiary, is free and clear of any Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Company Intellectual Property and to collect any damages or other amounts payable by such third party to the Company as a result thereof.
          (h) Transfer. Neither the Company nor its Subsidiary has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property Rights that are Company Intellectual Property, to any other Person or (ii) permitted the Company’s or its Subsidiary’s rights in such material Company Intellectual Property to lapse or enter into the public domain.
          (i) OCS. Except as set forth in Section 3.8(i) of the Company Disclosure Letter, none of the Company Products or any products or Intellectual Property under development by Company, directly or indirectly, is based upon, uses or incorporates any Intellectual Property or Intellectual Property Rights that were developed using funding provided by the OCS (“OCS Funded Technology”), nor does the OCS or any Governmental Entity have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company Intellectual Property or Company Products. Except as set forth in Section 3.8(i) of the Company Disclosure Letter, and without limiting the foregoing, each item of Company Intellectual Property is freely transferable, conveyable and/or assignable by the Company and/or the Surviving Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the OCS or any other Governmental Entity.
          (j) Licenses-In. Section 3.8(j) of the Company Disclosure Letter lists all contracts, licenses and agreements pursuant to which a third party has licensed or granted any right to the Company or its Subsidiary in any Intellectual Property or Intellectual Property Rights (“In-Licenses”), other than (i) ”off the shelf” or Shrink Wrapped Code, (ii) Open Source as set forth in Section 3.8(s) of the Company Disclosure Letter, (iii) immaterial non-exclusive licenses and agreements in the ordinary course of business, (iv) licenses incidental to the sale of hardware, and (v) non-disclosure agreement entered into in the ordinary course of business.
          (k) Licenses-Out. Section 3.8(k) of the Company Disclosure Letter lists all contracts, licenses, cross-licenses and agreements pursuant to which the Company or its Subsidiary has granted or provided any third party any rights or licenses to any Company Intellectual Property and/or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is contractually required to provide or perform any services related to any Company Product (“Out-Licenses”, together with the In-Licenses, the “IP Contracts”), other than (i) non-disclosure agreements entered into in the ordinary course of business, and (ii) licenses in connection with the sale of the Company’s Products to end users that have been entered into in the ordinary course of business.
          (l) No Default/No Conflict. All IP Contracts relating to material Company Intellectual Property are in full force and effect, and enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiary is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Company will be permitted to exercise all of the Company’s and its Subsidiary’s rights under such Contracts to the same extent the Company and its Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiary would otherwise be required to pay.

          (m) No Infringement. The operation of the business of the Company and its Subsidiary as it is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or its Subsidiary has any contractual ownership rights or license rights to improvements or derivative works made by the Company or its Subsidiary in such Intellectual Property that has been licensed to the Company or its Subsidiary.
          (n) Notice. Neither the Company nor its Subsidiary has received notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).
          (o) No Third Party Infringement. To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property.
          (p) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) Parent, any of its subsidiaries or the Surviving Company granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The Company is not party to, subject to, or bound by any agreement that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the licensing of any Company Intellectual Property.
          (q) Confidentiality and Security. Each of the Company and its Subsidiary has taken commercially reasonable steps to protect the security of the Company’s Intellectual Property and the Company’s rights in confidential information and trade secrets of the Company and its Subsidiary or provided by any other Person to the Company or its Subsidiary. Without limiting the foregoing, each of the Company and its Subsidiary has, and reasonably enforces, a policy requiring their respective current and former employees, consultants and contractors engaged in the creation of any material Intellectual Property Rights or Intellectual Property to execute sufficient proprietary information and confidentiality agreements and all such current and former employees, consultants and contractors of the Company or its Subsidiary have executed such agreements.
          (r) No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (s) Open Source. Except as set forth in Section 3.8(s) of the Company Disclosure Letter, no Company Product contains, includes or constitutes Open Source.
          (t) Source Code. Neither the Company, its Subsidiary, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, its Subsidiary or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 3.8(t) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.
          (u) Government Funding. Except as set forth in Section 3.8(u) of the Company Disclosure Letter, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
          (v) Warranties and Product Liability. Except as set forth on Section 3.8(v) of the Company Disclosure Letter and except as specifically reflected and reserved against in the Company Financials (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Government Entity relating to any Company Product or any services provided by the Company, or claim or lawsuit involving a Company Product which is pending or, to the Company’s knowledge, threatened, by any Person, and (ii) there has not been, nor is there under consideration by the Company, any Company Product recall or post-sale warning of a material nature concerning any Company Product. All Company Products comply in all material respects with applicable Legal Requirements, and there have not been and there are no material defects or deficiencies in such Company Products.
          (w) Encryption and Other Restricted Technology. The Company’s business as currently conducted involves the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under U.S. and Israeli law, and to conduct its business as currently conducted, the Company has obtained the necessary approvals from the U.S. Bureau of Industry and Security and the necessary licenses from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology to the extent as described on Section 3.8(w) of the Company Disclosure Letter. The Company has obtained, and is in substantial compliance with, all such approvals and licenses and all such approvals and licenses are in full force and effect.
          (x) Standards. Neither the Company nor its Subsidiary has made any submission or suggestion to, nor is subject to any agreement with, any standards body or other entity that would obligate the Company, its Subsidiary, the Surviving Company or Parent to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property or Intellectual Property Rights.

     3.9 Restrictions on Business Activities.  Neither the Company nor its Subsidiary is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract (non-compete or otherwise) that restricts or prohibits, or, to the Company’s knowledge, purports to restrict or prohibit, the Company or its Subsidiary or, following the Effective Time, the Surviving Company or Parent, from freely engaging in the Company’s business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or its Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or its Subsidiary may address in operating the Company’s business or restricting the prices which the Company or its Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or its Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.
     3.10 Governmental Authorizations.  Each material consent, license, permit, grant or other authorization from a Governmental Entity (i) pursuant to which the Company or its Subsidiary currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or its Subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or its Subsidiary, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiary are in compliance in all material respects with the terms of the Governmental Authorizations.
     3.11 Litigation.  There is no action, suit, claim, audit or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, its Subsidiary, any of their respective properties (tangible or intangible), or any of their respective officers or directors (in their capacity as such), except for those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, its Subsidiary, any of their respective properties (tangible or intangible), or any of their respective officers or directors (in their capacity as such) by or before any Governmental Entity, in each case, that any adverse findings pursuant to which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiary, taken as a whole. There has not been since January 1, 2005, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

     3.12 Compliance with Laws.
          (a) Compliance. Neither the Company nor its Subsidiary is in violation, in any material respect, or default of any Legal Requirements applicable to the Company or its Subsidiary or by which the Company or its Subsidiary or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or its Subsidiary which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiary, any acquisition of property or assets by the Company or its Subsidiary, or the conduct of business by the Company or its Subsidiary as currently conducted.
          (b) Permits. The Company and its Subsidiary (i) holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Entities, that are necessary and/or legally required to be held by it to conduct its business without any violation of applicable law (“Governmental Permits”), and (ii) has materially complied, and is now in material compliance, with all Governmental Permits, and all such Governmental Permits are valid and in full force and effect. The Company has made available to Parent true, correct and complete copies of each Governmental Permit. Neither the Company nor its Subsidiary has received any notice or other communication from any Governmental Entity regarding (A) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or transactions contemplated hereby.
          (c) Export and Import Control Laws. The Company and its Subsidiary have at all times conducted their export and import transactions in accordance, in all material respects, with all applicable Export and Import Control Laws. Without limiting the foregoing:
               (i) the Company and its Subsidiary has obtained and is in compliance, in all material respects, with the terms of all applicable Export and Import Approvals;
               (ii) there are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiary with respect to such Export and Import Approvals;
               (iii) there are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiary’s export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;
               (iv) no approval from a Governmental Entity for the transfer of Export and Import Approvals to Parent or the Surviving Company are required, or such Export and Import Approvals can be obtained expeditiously without material cost; and
               (v) the Company’s products are manufactured exclusively in Israel, and neither the Company nor its Subsidiary exports any commodities, software or technology from the United States of America.

          (d) Anti-Corruption and Anti-Bribery Laws.
               (i) Neither the Company nor its Subsidiary (including any of their officers, directors, agents, distributors, employees or other Person acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.
               (ii) There are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.
               (iii) There are no actions, conditions or circumstances pertaining to the Company’s activities that are reasonably expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.
               (iv) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.
          (e) NASDAQ. The Company is in compliance with the applicable criteria for continued listing of the Company Ordinary Shares on the NASDAQ, including all applicable corporate governance rules and regulations.
          (f) Certifications. The product certifications given or granted by processors or manufacturers with respect to Company Products (“Product Certifications”) set forth on Section 3.12(f) of the Company Disclosure Letter are all the Product Certifications relating to the Company’s business, and constitute all the Product Certifications necessary for the Company and its Subsidiary to conduct their respective businesses as currently conducted. The Company has not made any material modifications or updates to the Company Products which would require Product Certifications different from or in addition to those set forth on Section 3.12(f) of the Company Disclosure Letter and, other than as set forth on Section 3.12(f) of the Company Disclosure Letter, to the Company’s knowledge, none of the Product Certifications would be terminated, rescinded or modified as a result of this Agreement or the transactions contemplated hereby, including the Merger.
     3.13 Environmental Matters.
          (a) Hazardous Material. Except as would not be reasonably likely to result in a material Liability to the Company or its Subsidiary, neither the Company nor its Subsidiary has: (i) operated any underground storage tanks at any property that the Company or its Subsidiary has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, a pollutant, contaminant, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of

1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. Except as would not be reasonably likely to result in a material Liability to the Company or its Subsidiary, no Hazardous Materials are present, as a result of the actions of the Company or its Subsidiary or any affiliate of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiary has at any time owned, operated, occupied or leased. The Company and its Subsidiary have been and are in compliance with the European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), the European Union Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS Directive”), and China’s Administrative Measures for Controlling Pollution by Electronic Information Products (“China RoHS”). Neither the Company nor its Subsidiary currently sells any products for which it is required to pay a waste fee under California law.
          (b) Hazardous Materials Activities. Neither the Company nor its Subsidiary has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such person. The New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) does not apply to the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. All notices, consents, authorizations, approvals, and clearances required by any Governmental Entity pursuant to Legal Requirements relating to Hazardous Materials Activities (including but not limited to the ISRA) have been obtained or will be obtained by the Company and its Subsidiary prior to the Closing.
          (c) Permits. The Company and its Subsidiary currently hold all Permits necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiary as such activities and businesses are currently being conducted (the “Company Environmental Permits”), except for Permits, the absence of which could not reasonably be expected to result in a material Liability to the Company or its Subsidiary, and the Company and its Subsidiary have been and are in compliance with the terms and conditions of such Company Environmental Permits.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge threatened against the Company or its Subsidiary concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or its Subsidiary. The Company is not aware of any fact or circumstance, which would, individually or in the aggregate, reasonably be expected to result in any material environmental Liability to the Company and its Subsidiary, taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or its Subsidiary, neither the Company nor its Subsidiary have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, its Subsidiary or of any other Person.
          (e) Environmental Records. The Company and its Subsidiary have made available to Parent all records in the Company’s or its Subsidiary’s possession, custody or control concerning the

Hazardous Materials Activities of the Company and its Subsidiary relating to its business, including any environmental audits and environmental assessments.
     3.14 Brokers’ and Finders’ Fees; Fees and Expenses.  Except as set forth in the engagement letter between the Company and TWP, dated January 26, 2006 (the “Engagement Letter”), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, adviser or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, adviser or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its affiliates or any of their respective directors, officers, employees, shareholders or agents. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial adviser, consultant, legal counsel or other Person retained by the Company expected to be incurred by the Company or its Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including the fees and expenses payable pursuant to the Engagement Letter, is set forth on Section 3.14 of the Company Disclosure Letter.
     3.15 Transactions with Affiliates.  No officer or director of the Company or its Subsidiary has any interest in any material property, real or personal, tangible or intangible, including any Company Intellectual Property.
     3.16 Employee Benefit Plans and Compensation.
          (a) Schedule.  Section 3.16(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 3.16(a)(ii) of the Company Disclosure Letter sets forth a table setting forth (a) the name; (b) job title or position; (c) location; (d) base salary and target bonus opportunity for 2008; (e) accrued but unused vacation time and/or PTO; (f) any applicable commission rate or opportunity; (g) full-time, part-time, or temporary status; and (h) exempt or not-exempt status of each current employee of the Company and its Subsidiary. Section 3.16(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons other than vendors to the Company that have a current consulting or advisory or independent contractor relationship with the Company or its Subsidiary that is subject to ongoing obligations in excess of $100,000 per year. If required by applicable law, each of the Company and its ERISA Affiliates has classified all individuals who perform services for it correctly under the Company Employee Plans, ERISA and the Code as common law employees, independent contractors or leased employees.
          (b) Documents. With respect to each Company Employee Plan and Employee Agreement, the Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, or, even if such copy does exist, but it does not reflect the current terms of the Plan, an accurate description) thereof and any amendments thereto and, to the extent applicable: (i)  any related trust agreement or other funding instrument; (ii) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, if any, (C) nondiscrimination testing results, and (D) actuarial valuation reports, if any; (iii) the most recent summary plan description together with any summary of material modifications thereto, if any, and other written communications (or a description of any oral communications) by the Company or its ERISA Affiliates to the Employees concerning the extent of the benefits provided under a Company Employee Plan or Employee Agreement, including any and all documents related to compliance with COBRA and HIPAA or other applicable laws; (iv) all material written agreements and Contracts relating to each Company Employee Plan; (v) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; and (vi) the most recent IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable.
          (c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, registered, qualified, amended, funded, invested and administered in material compliance with the terms of any document that affects such activity in respect of such Plan, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, to the extent applicable to a Company Employee Plan; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its Subsidiary, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) neither the Company nor any of its ERISA Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for the Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan; (vii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; and (vii) the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) Plans Not Maintained. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “funded welfare plan” within the meaning of Section 419 of the Code; (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries (iv) multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (v) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
          (e) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code.
          (f) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, bonus benefits, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date of this Agreement, to the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate employment with the Company or its Subsidiary. Neither the Company nor its Subsidiary is a party to or bound by any collective bargaining Contract, nor has the Company or its Subsidiary experienced any strikes, grievances, claims of unfair labor practices, or other material labor disputes. The Company has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the employees of the Company or its Subsidiary. The employment of all employees in the United States is at-will and can be terminated with or without notice or cause. The Company and its Subsidiary have complied with WARN and all similar Laws. All liabilities and obligations relating to the termination of any former employees, including all termination pay, severance pay, benefits, or other amounts in connection with WARN and similar Laws, have been satisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability under WARN or any similar Law.
          (g) Israeli Employees. Solely with respect to Employees who reside or work in Israel or whose employment is otherwise subject to the law of the State of Israel (“Israeli Employees”), the Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law, or pursuant to extension orders applicable to all employees in Israel. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. The Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders applicable to all employees in Israel or any contract or arrangement with respect to employment or termination thereof. All of the Israeli Employees are “at will” employees subject to the termination notice provisions included in employment agreements or applicable law, there is no contract between the Company and any of its Israeli Employees or directors that cannot be terminated by the Company upon less than thirty (30) days notice without giving rise to a claim for damages or compensation (except for statutory severance pay) and the Company’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law (5723-1963) and vacation pursuant to the Israeli Annual Leave Law 1951 and any Contract are fully funded or accrued on the Company Financials, and the Company does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. The Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former

Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than such that has not yet become due). The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758-1998), and the Israeli Employment by Human Resource Contractors Law 1996. As of the date hereof, the Company has not engaged any Israeli Employees whose employment would require special licenses or permits, and there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by applicable law. The Company has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis-à-vis the Company, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of the Company or its Subsidiary (each of whom has been so identified in Section 3.16 (g) of the Company Disclosure Letter). In addition, the Company has made available to Parent a correct and complete summary of the calculations concerning the components of the Israeli Employees’ salaries, including any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; any and all agreements with human resource contractors, or with consultants, sub-contractors, sales agents or freelancers; a summary of its policies, procedures and customs regarding termination of Israeli Employees; and a summary of any dues it pays to the Histadrut Labor Organization and whether the Company participates in the expenses of any worker’s committee (Va’ad Ovdim).
          (h) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company, the Surviving Company or Parent from terminating or amending any International Employee Plan at any time for any reason.
     3.17 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or its Subsidiary is a party or by which any of their assets are bound:

               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiary;
               (ii) any Employee Agreement with any officer of the Company or any Employee of the Company earning an annual base salary in excess of $150,000, or any Employee Agreement with any member of the Company’s Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise) to any Employee;
               (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
               (iv) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any of its share capital or other securities or any options, warrants or other rights to purchase or otherwise acquire any of its shares, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under a Company Share Plan;
               (v) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business pursuant to its standard customer agreement, the form of which is included in Section 3.17(a)(iv) of the Company Disclosure Letter);
               (vi) any Contract containing any covenant (a) limiting in any respect the right of the Company or its Subsidiary to engage in any line of business, to make use of any material Intellectual Property or Intellectual Property Rights or compete with any Person in any line of business or to compete with any person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for Company Products or (d) otherwise having an adverse effect on the right of the Company and its Subsidiary to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or sub-assemblies;
               (vii) any Contract relating to the disposition or acquisition by the Company or its Subsidiary of a material amount of assets or any interest in any other Person or business unit or enterprise;
               (viii) any material dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller) sales representative, joint marketing or development agreement or similar Contract under which any third party is authorized to manufacture, sell, sublicense, lease, distribute or take orders for any of its products, services or technology or under which the Company or its Subsidiary have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or its Subsidiary have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or its Subsidiary;
               (ix) any Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter or any subsection thereof;

               (x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, other than accounts receivables and payables arising or incurred in the ordinary course of business;
               (xi) any Lease Document;
               (xii) any material settlement agreement entered into within five (5) years prior to the date of this Agreement, any litigation “standstill” agreement, or any tolling agreement;
               (xiii) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $250,000 or more annually;
               (xiv) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;
               (xv) any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;
               (xvi) any Contract (A) in which directors or executive officers, or, to the Company’s knowledge, in which Employees or shareholders or any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise) or (B) with any Person with whom it does not deal at arm’s length;
               (xvii) any Contract with any investment banker, broker, adviser or similar party, or any accountant, legal counsel or other Person retained by it in connection with this Agreement and the transactions contemplated hereby;
               (xviii) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;
               (xix) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or its Subsidiary that would come into effect upon the consummation of the Merger;
               (xx) any Contract with a Significant Customer or Significant Supplier, or with a Governmental Entity, or any Governmental Permit;
               (xxi) any Contract concerning or related to Grants from the OCS or any other Governmental Entity; or
               (xxii) any other Contract that is material to it or its business, operations, financial condition, properties or assets (tangible or intangible).
          (b) Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or its Subsidiary is a party or is bound by as of the date hereof which are described in Section 3.17(a)(i) through Section 3.17(a)(xxii) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract. A true and complete copy of each agreement or document required by these Sections 3.17(a)(i) through 3.17(a)(xxii) to be listed on Section 3.17(b) of the Company Disclosure Letter has been made available to Parent and its outside legal counsel. All Company Material Contracts are in written form.
          (c) No Breach. The Company or its Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts is in full force and effect and has been duly executed by all parties thereto. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiary, or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or its Subsidiary under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor its Subsidiary has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.
          (d) Government Contracts.
               (i) With respect to each Bid, Company Government Contract, and Company Government Subcontract:
                    (1) each such Company Government Contract or Company Government Subcontract was, to the Company’s knowledge, legally awarded, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles; provided that for purposes of this Section 3.17(d)(i)(1), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;
                    (2) no reasonable basis exists to give rise to (A) a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act, or (B) a claim under the United States Truth in Negotiations Act;
                    (3) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company that the Company has, or may have, breached or violated in any respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;
                    (4) the Company has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and the Company is not aware of any basis for any such notice;
                    (5) no payment due to the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; and
                    (6) the Company has complied with all requirements of such Company Government Contract or Company Government Subcontract and any law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalent thereof, if any).
               (ii) Neither the Company, nor, to the knowledge of the Company, any of the directors, officers, employees, consultants or agents of the Company, is, or has been (i) the subject of any audit or investigation by the Company, in each case, with respect to any alleged violation of law or Contract arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (ii), in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Entity. To the knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, or any of its respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.
               (iii) The Company has not received notice of any (i) outstanding claims (including claims relating to bid or award protest proceedings (or, in the case of Company Government Contracts or Company Government Subcontract governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any)) against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) outstanding claims or requests for equitable adjustment (or, in the case of Company Government Contracts or Company Government Subcontract governed by laws other than the state or federal laws of the United States, the functional equivalent thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other law, or between the Company, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. The Company has not received any adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity.
          (e) To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s activities that would prevent the Company from continuing to perform or obtaining any new Bid, Company Government Contract, or Company Government Subcontract.
          (f) Neither the Company, nor, to the Company’s knowledge, any of the directors, officers, employees, consultants or agents of the Company, is, or has, engaged in conduct that violated any laws, regulations, orders, or rules governing the use, disclosure, or safeguarding of materials or information that has been classified or otherwise controlled by any federal, state, or local governmental entity. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, or any employee of the Company. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of state or federal laws of the United States applicable to companies engaged in Bids, Company Government Contracts, Company Government Subcontracts, or the safeguarding and disclosure of materials or information that has been classified or otherwise controlled by any federal, state, or local governmental entity.
          (g) To the knowledge of the Company, with respect to any Contract with a Governmental Entity, there is neither an existing nor a reasonable basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or its Subsidiary under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or its Subsidiary; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted defective pricing, disallowance of cost or non-compliance with statute, regulation or Contract; (v) dispute involving the Company or its Subsidiary on such Contract, or (vi) claim or equitable adjustment by the Company or its Subsidiary relating to such Contract. Neither the Company nor its Subsidiary has any obligation or liability for renegotiation of government contracts or subcontracts.
     3.18 Insurance.  The Company and each ERISA Affiliate has made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company and each ERISA Affiliate. There is no material claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
     3.19 Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date of mailing to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
     3.20 Fairness Opinion.  The Company’s Board of Directors has received a written opinion from TWP, dated as of December 22, 2008, that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration is fair to the Company’s shareholders from a financial point of view (the “Fairness Opinion”). To the extent not previously provided, the Company, within four (4) Business Days of the date hereof, will provide Parent, for informational purposes only, a copy of the Fairness Opinion. It is agreed and understood that such opinion is solely for the benefit of the Company’s Board of Directors and may not be relied upon, referred to, quoted or disclosed by Parent or Merger Sub in any way or manner, or to any person.

     3.21 Corporate Documents.  The Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and shareholders of the Company and its Subsidiary from December 13, 2005 through the date hereof; (b) the share ledger, option ledger and journal reflecting all share issuances and transfers and all grants of Company Options; and (c) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company and its Subsidiary made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since December 13, 2005 through the date hereof, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and its Subsidiary (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii)  accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Company Financials.
     3.22 Customers and Suppliers
          (a) Customers. Neither the Company nor its Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2007 or the eleven (11) months ended November 30, 2008, was one of the twenty-five (25) largest sources of revenues for the Company and its Subsidiary, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer, as well as the total sales to each such Significant Customer by the Company and its Subsidiary since January 1, 2007, is listed on Section 3.22(a) of the Company Disclosure Letter. Neither the Company nor its Subsidiary has received any written, or to the knowledge of the Company, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Company or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Parent). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
          (b) Suppliers. Neither the Company nor its Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2007 or the eleven (11) months ended November 30, 2008, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiary, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier, as well as the total payments to each such Significant Supplier by the Company and its Subsidiary since January 1, 2007, is listed on Section 3.22(b) of the Company Disclosure Letter. Neither the Company nor its Subsidiary has received any written, or the knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Company or Parent) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Parent). The Company and its Subsidiary have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s business, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
     3.23 Grants.  Section 3.23 of the Company Disclosure Letter lists each material tax or other incentive granted to or enjoyed by the Company and its Subsidiary under the laws of the State of Israel (the “Grants”). Up-to-date reports listing all grants received by the Company from the OCS, all applications for Grants and of all letters of approval, and supplements thereto have been made available to Parent and are true and correct copies thereof. Section 3.23 of the Company Disclosure Letter details all material undertakings of the Company given in connection with the Grants. The Company and its Subsidiary have complied, in all material respects, with all Legal Requirements to be entitled to claim all Grants. Without limiting the generality of the above, Section 3.23 of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company and the composition of such obligations or amount by the product or product family to which it relates. The Company is in compliance, in all material respects, with the terms and conditions of the Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. To the Company’s knowledge, subject to receipt of the Investment Center Approval and the OCS Filing (including submission of an undertaking by Parent toward the OCS in customary form), consummation of the Merger will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed Israeli Tax incentive, and no consent or approval of any Governmental Entity is required, prior to the consummation of the Merger, in order to preserve the entitlement of the Surviving Company or its Subsidiary to any such Israeli Tax incentive. The Company is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants. To the Company’s knowledge, there has been no indication from any Israeli Tax authority that the consummation of the Merger would adversely affect the Surviving Company’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by the Company as of the Closing Date.
     3.24 Takeover Statutes and Rights Plans.  No “fair price,” “moratorium,” “control share acquisition,” mandatory price or other similar anti-takeover statute or regulation (“Takeover Statutes”) or any anti-takeover provision in the Company’s Charter Documents is applicable to the Company, the Company Ordinary Shares, the Merger or any other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as follows:
     4.1 Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is a company duly organized and validly existing under the laws of the State of Israel.
     4.2 Authority; No Conflict; Necessary Consents.
          (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the issuance of the Certificate of Merger by the Companies Registrar pursuant to Israeli Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms.
          (b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not constitute or result in (i) a breach of, or conflict with or violate any provision of the certificate of incorporation or bylaws of Parent, or the memorandum of association or articles of association of Merger Sub, or (ii) subject to compliance with the requirements set forth in Section 4.2(c), a conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict or violation.
          (c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the Necessary Consents. In connection with the transactions contemplated by this Agreement, including the Merger, the parties hereto shall not be required to file Notification and Report Forms with FTC and the Antitrust Division of the DOJ required by the HSR Act, and shall not be required to wait for the expiration or termination of the applicable waiting period under the HSR Act in order to consummate the Merger.
     4.3 Capital Resources.  Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the aggregate Merger Consideration and to consummate all of the transactions contemplated by this Agreement.
     4.4 Share Ownership.  As of the date hereof, neither Parent nor Merger Sub beneficially owns any of the Company’s shares.

     4.5 No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub has not incurred, directly or indirectly, any liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.
     4.6 Information Supplied.  The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.
ARTICLE V
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME
     5.1 Conduct of Business by the Company.
          (a) Ordinary Course. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and its Subsidiary shall, except as otherwise expressly required by this Agreement or to the extent that Parent shall otherwise consent in writing and except as required by applicable Legal Requirement, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, other than those being disputed in good faith by appropriate proceedings and, in the case of disputed Liabilities of more than $10,000 individually or $25,000 in the aggregate per month, for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (iii) assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Parent prior to allowing any Company Material Contracts or material rights thereunder to lapse or terminate by their terms, (iv) maintain each of its Leased Real Properties in accordance with the terms of the applicable lease in all material respects, (vi) notify and give Parent the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which the Company is a party, and (vii) use all reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present Employees, and (C) preserve its beneficial relationships with Governmental Entities, customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.
          (b) Required Consent. Without limiting the generality of Section 5.1(a), except as (i) permitted by the terms of this Agreement, (ii) required by applicable Legal Requirement, or (iii) specified in Section 5.1(b) of the Company Disclosure Letter, without the reasonable prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiary to do any of the following:
               (i) amend or change the Company Charter Documents or Subsidiary Charter Documents;
               (ii) acquire, or agree to acquire (by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner), any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;
               (iii) enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
               (iv) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or its Subsidiary’ share capital, or purchase, redeem or otherwise acquire any of the Company’s share capital or any other securities of the Company or its Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
               (v) split, combine or reclassify any of the Company’s or its Subsidiary’s share capital;
               (vi) forgive, whether orally or in writing, any loan from the Company or its Subsidiary to any Employee;
               (vii) (A) increase or decrease the compensation or fringe benefits payable or to become payable to any Employee (except for normal increases or decreases of cash compensation to current non-executive officer Employees in the ordinary course of business consistent with past practice and/or resulting from any Legal Requirement and/or resulting from any Contract in effect as of the date hereof, which Contract has been made available to Parent) by the Company or its Subsidiary, whether orally or in writing, (B) make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any Employee, (C) adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee, (D) enter, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events) or (E) adopt, terminate or amend any Company Employee Plan or collective bargaining agreement);
               (viii) enter into, amend, modify, terminate or grant a consent with respect to any Company Material Contract, or waive, release or assign any material rights or claims thereunder;
               (ix) (A) enter into any material customer Contract that contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or (B) make any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
               (x) make any change in accounting methods, principles or practices, except as required by concurrent changes in GAAP;
               (xi) enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;
               (xii) enter into any material new customer, reseller or distributor agreement or amendment of any such agreement, or grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
               (xiii) make a material change in the factors influencing accounts receivable or warranty reserves;
               (xiv) undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;
               (xv) sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;
               (xvi) make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice;
               (xvii) make any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;
               (xviii) adopt or change any Tax accounting method or material Tax election, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, or extend or waive the limitation period applicable to any Tax claim or assessment, other than in each case with respect to any Tax liability that is in an amount less than $150,000;
               (xix) make any expenditure, or enter into any commitment for expenditures exceeding $250,000 individually or $500,000 in the aggregate (or an additional $150,000 per month in the aggregate, if the Effective Time has not occurred prior to March 31, 2009);

               (xx) accelerate or release any vesting condition to the right to exercise any Company Option or other right to purchase or otherwise acquire any share capital of the Company, or accelerate or release of any right to repurchase such shares upon the shareholder’s termination of employment or services with it or pursuant to any right of first refusal;
               (xxi) pay or discharge any Lien or other encumbrance on any of its assets or properties, or pay or discharge any of its obligations or liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practice after the date of the Company Balance Sheet in an amount not in excess of $150,000 individually, or $300,000 in the aggregate;
               (xxii) make any changes with respect to executive management or other key personnel, or terminate the employment of a material number of employees;
               (xxiii) incur any liability or obligation to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices;
               (xxiv) make any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
               (xxv) commence or settle any material litigation;
               (xxvi) make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable, other than as required by GAAP consistently applied;
               (xxvii) issue, deliver, sell, authorize, pledge or otherwise encumber any of its share capital, Voting Debt or any securities convertible into shares or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares or Voting Debt or any securities convertible into shares or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Ordinary Shares upon the exercise of Company Options existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of Company Ordinary Shares to participants in the Company Purchase Plans pursuant to the terms thereof and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiary to acquire, individually, up to 10,000 Company Ordinary Shares (as adjusted for stock splits and the like) and, in the aggregate, up to 200,000 Company Ordinary Shares (as adjusted for stock splits and the like), granted under the Company Share Plans or otherwise, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;

               (xxviii) cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;
               (xxix) enter into any Contracts containing, or otherwise subject Parent or the Surviving Company to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Company or Parent, or any of their respective businesses, following the Closing;
               (xxx) repay, modify, amend, revise, change or take any action with respect to, any Grants from the OCS or any other Governmental Entity, other than the payment of fees and royalties to the OCS in the ordinary course of business consistent with past practice;
               (xxxi) enter into any agreement for the purchase or sale of any interest in real property, the grant of any Lien in any real property, or any agreement to lease, sublease, license or otherwise use or occupy any real property; or
               (xxxii) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxxi) hereof.
     5.2 Procedures for Requesting Parent Consent.  (a) If the Company shall desire to take an action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to the following individual, and may not take such action until such consent in writing has been received from the following individual:
Robin N. Dickson
Telephone: (408) 542-2661
Facsimile: (408) 542-2516
E mail address: robin.dickson@harmonicinc.com
          (b) Any request by the Company pursuant to this Section 5.2 shall be made in writing (including, without limitation, by electronic mail or facsimile), and Parent shall use commercially reasonable efforts to respond to such request in writing within five (5) Business Days of the receipt of such request. Notwithstanding anything to the contrary in this Section 5.2, the Company shall not be prohibited or otherwise restricted from taking any action that was requested by the Company in the manner set forth above and to which Parent did not respond within the aforementioned five (5) Business Day period.
     5.3 No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Merger Proposal and Proxy Statement.
          (a) As promptly as practicable after the execution of this Agreement (but in no event more than fifteen (15) Business Days after the date of this Agreement): (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit B (a “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Law; (ii) the Company shall call the Company Shareholders’ Meeting (and prepare and mail to its shareholders a Proxy Statement as set forth in Section 6.1(b) and conduct such meeting as set forth in Section 6.2(a)); and (iii) the Company and Merger Sub shall jointly deliver the Merger Proposals to the Companies Registrar within three (3) days from the calling of such shareholders’ meetings. Each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Law and the regulations promulgated thereunder. Promptly after the Company and Merger Sub shall have complied with the preceding sentences of this Section 6.1(a), and with subsections (i) and (ii) below, but in any event no more than three (3) days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Law, that notice was given to their respective creditors under Section 318 of the Israeli Law and the regulations promulgated thereunder. In addition to the above, each of the Company and, if applicable, Merger Sub, shall: (i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew language newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a newspaper circulated in New York City, no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable law and regulations; (ii) within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and (iii) send to the “workers committee” or display in a prominent place at the Company’s premises, a copy of the notice published in a daily Hebrew language newspaper (as referred to in subsection (i)(A) above) circulated in Israel, no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar.
          (b) As promptly as practicable after the execution of this Agreement (but in no event more than fifteen (15) Business Days after the date of this Agreement), the Company shall prepare and mail to its shareholders proxy materials (including a definitive Proxy Statement) relating to the seeking of Company Shareholder Approval. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. The Company will cause all documents that it is responsible for filing with Governmental Entities or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply with all applicable Legal Requirements. Prior to mailing the Proxy Statement or filing any document with the any Governmental Entity or other regulatory authorities in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent (which term shall in all instances in this Section 6.1 also include Parent’s outside legal counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such documents and filings all comments reasonably and promptly proposed by Parent.
          (c) If, at any time prior to the Effective Time, any event or information relating to the Company, or any of its affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be mailed to the shareholders of the Company.
     6.2 Meeting of Company Shareholders; Board Recommendation.
          (a) Meeting of Company Shareholders.  The Company will take all action necessary in accordance with Israeli Law, the rules of the NASDAQ, the Company Charter Documents and its Contracts and agreements with its shareholders to duly give notice of, convene and hold a meeting of its shareholders, promptly following the mailing of the Proxy Statement to such shareholders, for the purpose of considering and taking action with respect to the Company Shareholder Approval (the “Company Shareholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty-five (35) days after the mailing of the Proxy Statement to the Company’s shareholders. Subject to Section 6.3(d), the Company will use all reasonable efforts (including by engaging a proxy solicitor, if requested in writing by Parent) to solicit from its shareholders proxies in favor of the Company Shareholder Approval and will take all other action necessary or advisable to secure the vote or consent of its shareholders for the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the adoption of this Agreement or, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Shareholders’ Meeting are solicited in compliance with Israeli Law, the rules of the NASDAQ, the Company Charter Documents, the Company’s Contracts and agreements with its shareholders, and all other applicable Legal Requirements. Without the prior written consent of Parent, the approval and adoption of this Agreement, and the approval of the Merger and the other transactions contemplated hereby (including adjournment of the Company Shareholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption and approval of this Agreement and the approval of the Merger and the other transactions contemplated hereby), including those matters listed on Section 6.2(a) of the Company Disclosure Letter, are the only matters which the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting.
          (b) Board Recommendation. Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its shareholders vote in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby, at the Company Shareholders’ Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s shareholders vote in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby.
     6.3 Alternative Transaction Proposals.
          (a) No Solicitation. The Company agrees that until the earlier of (i) the termination of the Agreement pursuant to Section 8.1, and (ii) the Effective Time, except to the extent specifically permitted pursuant to Section 6.3(c) or Section 6.3(d), it shall not, and will cause its Subsidiary not to, permit or authorize any of its or its Subsidiary’s officers, directors (or affiliates of any such officers or directors), employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives (collectively, “Representatives”) to, directly or indirectly: (A) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (B) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Alternative Transaction Proposal; (C) grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or its Subsidiary (which provisions the Company will, and will cause its Subsidiary to, use all reasonable efforts to enforce); provided, that immediately upon any violation of this clause (C), Parent shall automatically be released from its standstill obligations under the Confidentiality Agreement without any further action by any party hereto; (D) approve, endorse or recommend any Alternative Transaction Proposal; or (E) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby. The Company will, and will cause its Subsidiary and its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Parent’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiary or its or their Representatives have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 6.3(a) by its Subsidiary or its or their Representatives shall be deemed to be a breach by the Company.

          (b) Notification of Unsolicited Alternative Transaction Proposals.
               (i) As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by the Company, its Subsidiary or its or their Representatives of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Parent as promptly as practicable with written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials (including by e-mail or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry.
               (ii) The Company shall provide Parent with two (2) Business Days prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Alternative Transaction Proposal or any component thereof, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.
          (c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that, prior to the time that Company Shareholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined to be, or which the Company’s Board of Directors has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and TWP or another financial adviser of national standing in the United States of America) is reasonably likely to become, a Superior Proposal, the Company may then take the following actions, but only if: (i)(A) the Company’s Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to its shareholders under applicable law of the State of Israel, and (B) the Company has given Parent at least two (2) Business Days prior written notice of its intention to take any of the following actions and disclosed to Parent the identity of the Person making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal; and (ii) the Company shall have previously complied with the provisions of this Section 6.3:
               (i) furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have received from such third party an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and shall require such third party to agree to customary employee non-solicitation provisions covering a period of at least twelve (12) months from the execution of such confidentiality agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and
               (ii) engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.
          (d) Change of Recommendation. Solely in response to the receipt of a Superior Proposal, the Board of Directors of the Company may make a Change of Recommendation, if all of the following conditions in clauses (i) through (vi) are met:
               (i) the Superior Proposal has been made, has not been withdrawn and continues to be a Superior Proposal;
               (ii) the Company Shareholder Approval has not yet been obtained;
               (iii) the Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provided to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal in connection with such Superior Proposal (to the extent not previously provided to Parent); and (C) during the aforementioned five (5) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal;
               (iv) Parent shall not have, within the aforementioned five (5) Business Day period, made an offer that the Company’s Board of Directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and TWP or another financial adviser of national standing in the United States of America) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal;
               (v) the Board of Directors of the Company has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal and after considering any adjustments or negotiations pursuant to the preceding clause (iv), that the Company’s Board of Directors is required to effect a Change of Recommendation to comply with its fiduciary obligations to the shareholders of the Company under applicable law of the State of Israel; and
               (vi) the Company shall have previously complied with the provisions set forth in Section 6.2 or this Section 6.3.
          (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement.

Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).
          (f) Continuing Obligation Regarding Company Shareholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation, unless the Company has, subject to and in accordance with Section 8.1(h), terminated this Agreement.
          (g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent, prior to any valid termination in accordance with Section 8.1, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by its Subsidiary or any of the Company’s or its Subsidiary’s Representatives shall be deemed to be a breach of this Agreement by the Company.
     6.4 Confidentiality; Access to Information.
          (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a letter agreement, dated as of October 24, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
          (b) Access to Information. Subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause its Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisers and other representatives of Parent, reasonable access during normal business hours and on reasonable notice during the period prior to the Effective Time to all their properties (including the right to perform a Phase I environmental site assessment and compliance audit), books, Contracts, commitments, assets (including the Company Intellectual Property, design processes and source code), personnel and records (provided, that such access (i) shall not unreasonably interfere with the business or operations of the Company and its Subsidiary, and (ii) shall not cause the Company or its Subsidiary to disclose any information that would result in the disclosure of trade secrets of third parties, violate any of its obligations with respect to confidentiality or invalidate or terminate any legal privilege, in each case in clause (ii) hereof as determined by the Company in its reasonable judgment after receipt of advice from outside legal counsel). During such period and subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause its Subsidiary to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

     6.5 Public Disclosure.  (a) Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement or the content of such statement, except as may be required by applicable Legal Requirement or any listing agreement with NASDAQ, or any other applicable national or regional securities exchange or market. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.
          (b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent.
     6.6 Regulatory Filings; Reasonable Efforts.
          (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i)  filings under any pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.
          (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any

Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information. It is acknowledged and agreed by the parties hereto that Parent shall have, except where prohibited by applicable Legal Requirements, primary responsibility for determining the strategy for interacting with any Governmental Entity with responsibility for reviewing the Merger with respect to antitrust or competition issues.
          (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
          (d) Reasonable Efforts. Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
          (e) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or its Subsidiary, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of shares of the Company or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of the Company (any of the foregoing, an “Antitrust Restraint”).
     6.7 Notification of Certain Matters.
          (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Entity, initiated by or against it, or known by the Company or its Subsidiary to be threatened against the Company or its Subsidiary, or any of their respective officers, directors, employees or shareholders in their capacity as such.
          (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company in writing of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.
     6.8 Third-Party Consents.  As soon as practicable following the date hereof, the Company will use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiary’s respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that any third party, including any lessor or licensor of Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise require in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making such payment, but shall not make or commit to make any such payment or provide any such consideration (if of any value exceeding $25,000 individually or $100,000 in the aggregate) without Parent’s prior written consent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiary’s respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

     6.9 Equity Awards and Employee Matters.
          (a) Stock Options. Prior to the Effective Time, the Company shall have delivered notice to each holder of a Company Option (each a “Company Optionholder”) of the treatment of Company Options described in Section 2.6(c), and shall have taken, to the reasonable satisfaction of Parent, any and all other actions necessary to effect the cancellation of Company Options as provided for in Section 2.6(c), including but not limited to, adopting all resolutions and taking any other actions which are reasonably necessary to effectuate such cancellation. Any notices, consents or other communications to Company Optionholders will be subject to the review and approval of Parent, which shall not be unreasonably delayed or withheld.
          (b) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans, if any, shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 6.9(b).
          (c) Termination of Certain Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, its Subsidiary or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided or such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.
          (d) Consultation on Employee Communications. The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.
          (e) New Employee Benefits. Each Employee who is employed by the Parent or its Subsidiaries at the Effective Time (each a “Continuing Employee”) shall be eligible to receive employee benefits on substantially the same basis in the aggregate as similarly situated current employees of Parent and its Subsidiaries, or in its sole discretion, Parent may continue to maintain the Company Employee Plans as in effect on the Effective Time. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Parent employee benefit plan (other than a defined benefit plan or severance plan) and to the extent permitted by applicable law and the terms of the applicable Parent employee benefit plan, Parent shall provide that the Continuing Employees shall receive service credit under each Parent employee benefit plan (other than a defined benefit plan or severance plan) for their period of service with the Company and predecessors prior to the Closing, except where doing so would cause a duplication of benefits. To the extent permitted by applicable law and the terms of the applicable Parent employee benefit plan, Parent shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date. To the extent permitted by applicable law and the terms of the applicable Parent employee plan, Parent shall also provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company Employee Plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent benefit plan in the year in which the Closing occurs.
     6.10 Indemnification.
          (a) Indemnity. From and after the Effective Time until the seventh (7th) anniversary thereof, Parent will cause the Surviving Company to, fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of (i) any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable law, and (ii) any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. The Surviving Company Charter Documents will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of association of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements.
          (b) Insurance. Subject to applicable law, the Company may purchase as of the Effective Time, a directors’ and officers’ liability insurance policy (the “Run Off Policy”) from an insurer with a Standard & Poor’s rating of at least A, or an Israeli registered and duly licensed insurance company, which (i) has an effective insurance period of seven (7) years from the Effective Time, (ii) covers each of the natural persons who served as directors and/or officers and who were covered by the Company’s directors’ and officers’ liability insurance policy as of the date of this Agreement in respect of acts and/or omissions arising prior to the Effective Time, (iii) substantially on the same terms as the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement, and (iv) the cost of purchasing such Run Off Policy is no more than $420,000. If and to the extent such a Run Off Policy has been purchased prior to the Effective Time, none of the Surviving Company, the Parent or any Affiliate of the Surviving Company or the

Parent shall amend or modify such Run Off Policy in a manner adverse to the beneficiaries thereunder or to or terminate such Run Off Policy, in either case, prior to the expiration of the aforesaid seven-year period.
          (c) Third–Party Beneficiaries. This Section 6.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Company and their respective successors and assigns.
     6.11 No Modification of Representations, Warranties, Covenants or Agreements.  No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1(a) (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.
     6.12 Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
     6.13 Insurance Approval.  The Company shall deliver to Parent at least five (5) days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company, commencing as of the Effective Time.
     6.14 Israeli Approvals.
          (a) Government Filings. Parent, Merger Sub and the Company shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to this Agreement, the Merger and the transactions contemplated hereby. Parent and the Company shall use all reasonable efforts to obtain or make, as promptly as practicable after the date of this Agreement, the Investment Center Approval, the OCS Filing, and any other filings, consents and approvals that may be required pursuant to Israeli Legal Requirements in connection with this Agreement, the Merger and the transactions contemplated hereby.
          (b) Legal Proceedings. Parent and the Company each shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Investment Center, the OCS, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. Parent and the Company will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding, Parent and the Company will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.
          (c) Withholding Tax Ruling. As promptly as practicable after the execution of this Agreement, the Company shall cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Authority an application for a ruling that either: (i) exempts Parent, Merger Sub, the Exchange Agent and the Surviving Company from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or clarifying that no such obligation exists; or (ii) clearly instructing Parent, Merger Sub, the Exchange Agent, or the Surviving Company how such withholding of Israeli Tax at source is to be executed, and, in particular, with respect to the classes or categories of holders or former holders of Company Ordinary Shares or Company Options from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding Tax Ruling. Subject to the terms and conditions hereof, the Company shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to obtain the Israeli Withholding Tax Ruling.
          (d) Company Options Tax Ruling.
               (i) As promptly as practicable after the date hereof, the Company shall, in coordination with Parent, use its commercially reasonable efforts to prepare and file with the Israeli Income Tax Authority an application for a tax ruling that provides that the Per Share Merger Consideration to be paid in respect of Company 102 Securities which are being held by the 102 Trustee and which did not complete the requisite holding period under section 102 of the Ordinance will be held by the 102 Trustee for the remainder of the holding period in order to enable the Company’s employees to enjoy the Section 102 reduced tax rate (the “Israeli Option Ruling”) and the Company shall cause its Israeli counsel, accountants and other advisors, to coordinate all activities with Parent’s counsel with respect to the negotiations of such Israeli Option Ruling and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Ruling. Subject to the terms and conditions hereof, the Parties shall cooperate to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Option Ruling as promptly as practicable.
               (ii) All payments to be made with respect to Company 102 Securities hereunder as part of the Merger Consideration shall be paid to the 102 Trustee, all subject to the provisions of the Israeli Option Ruling or any temporary ruling from the Israeli Tax Authority in that respect.

ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable law at the time of such approval.
          (b) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (c) Other Governmental Consents. There shall have been obtained at or prior to the Closing Date (i) such permits or authorizations, and there shall have been taken all such other actions by any Governmental Entity or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, in each case as may be required to lawfully consummate the Merger and the failure of which to obtain would result in a material impact on any of the parties, and (ii) the Investment Center Approval (collectively, the “Required Governmental Consents”).
          (d) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least thirty (30) days shall have elapsed after the requisite approval of the Merger by the shareholders of the Company and the Merger Sub.
     7.2 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations and Warranties.
               (i) The representations and warranties of the Company set forth herein (other than in Section 3.2 (Capital Structure), Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses) and Section 3.24 (Takeover Statutes and Rights Plans)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (ii) The representations and warranties of the Company set forth in Section 3.2 (Capital Structure; other than clauses (a), (c) and (e) thereof), Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses) and Section 3.24 (Takeover Statutes and Rights Plans) shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
               (iii) The representations and warranties of the Company set forth in Sections 3.2(a) (Share Capital) and 3.2(c) (Company Options) and 3.2(e) (Other Securities) shall be true and correct, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company share capital and Company Options) from the Company’s fully diluted capitalization as set forth in Sections 3.2(a) (Share Capital) and 3.2(c) (Company Options) and 3.2(e) (Other Securities) by an amount that does not exceed, in the aggregate, one percent (1.0%) of such fully diluted capitalization.
               (iv) At the Closing, Parent shall have received a certificate to the effect of clauses (i) through (iii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.
          (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof, whether or not resulting from a breach by the Company of any representation, warranty, covenant or agreement in this Agreement; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.
          (d) No Restraint. There shall not be instituted or pending any suit, action or proceeding asserted by or before any Governmental Entity having jurisdiction over the parties and the actions herein proposed to be taken that is seeking to impose an Antitrust Restraint.
          (e) Key Employee Agreements. Not more than fifteen percent (15%) of the persons listed on Schedule 7.2(e) shall have either (i) indicated in writing his or her intention to terminate his or her employment with the Company or its Subsidiary at any time following the Effective Time or (ii) terminated his or her employment with the Company or its Subsidiary at or prior to the Effective Time.
          (f) Required Governmental Consents. The Required Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which could reasonably be expected to materially impair the benefits to Parent reasonably expected, as of the date hereof, to be realized from the consummation of the Merger.

     7.3 Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s Board of Directors), and except as provided below, whether before or after receipt of Company Shareholder Approval:
          (a) by mutual written consent of each of Parent and the Company;
          (b) by either the Company or Parent if the Merger shall not have been consummated by the date which is five (5) months following the date hereof; provided, however, that if the Closing shall not have occurred by such date, but on such date, all of the conditions to Closing set forth in Article VII (except those conditions that by their nature are only to be satisfied as of the Closing), other than the conditions set forth in Section 7.1(b) (if the applicable injunction or restraint is temporary or preliminary) has been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until the date which is eight (8) months following the date hereof, (such applicable date, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a primary cause of or resulted in the failure of the Merger to occur on or before such date;
          (c) by either the Company or Parent if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;
          (d) by either the Company or Parent if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the Company Shareholder Approval at a meeting of the Company shareholders duly convened therefore or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the action or failure to act of Company has been a principal cause of or resulted in the failure to obtain the Company Shareholder Approval and such action or failure to act constitutes a material breach by the Company of this Agreement;
          (e) by Parent (at any time prior to the time the Company Shareholder Approval has been obtained) if a Triggering Event with respect to the Company or a material breach of Section 6.2 or Section 6.3 of this Agreement shall have occurred;
          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such twenty (20) day period);
          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1 (g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such twenty (20) day period); and
          (h) by the Company, in connection with a Change of Recommendation made in accordance with Section 6.3(d) in which the Company’s Board of Directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to this clause (h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and the Expense Reimbursement in the manner provided for in Section 8.3(b).

     For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company shall have failed to call or hold the Company Shareholders’ Meeting in accordance with Section 6.2(a); (ii) the Company’s Board of Directors or any committee thereof shall have effected a Change of Recommendation; (iii) the Company shall have failed to include in the Proxy Statement mailed to the Company’s shareholders the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby; (iv) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby within ten (10) Business Days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (v) the Company’s Board of Directors or any committee thereof shall have approved or recommended, or the Company shall have entered into any letter of intent or other agreement or Contract regarding, any Alternative Transaction Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.
     8.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Payments made pursuant to Section 8.3 (Fees and Expenses) shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.
     8.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for all premerger notification and reports forms under applicable antitrust laws, in each case pursuant to Section 6.6(a).
          (b) Company Payment.
               (i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), (g) or (h), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer to an account designated by Parent in immediately available funds; provided, that in the case of termination under Sections 8.1(b), 8.1(d) or 8.1(g): (x) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition of the Company, and (y) such payment shall be made concurrently with (1) the consummation of such Acquisition of the Company (and subject thereto) or (2) the entry into a definitive agreement by the Company providing for an Acquisition of the Company, as applicable.
               (ii) Parent Expenses. In addition to any payments made pursuant to Section 8.3(b)(i), the Company shall pay to Parent by wire transfer to an account designated by Parent in immediately available funds, within two (2) Business Days thereafter, up to an aggregate amount of Eight Hundred and Fifty Six Thousand Dollars ($856,000) of all reasonable and documented out-of-pocket expenses of Parent and its subsidiaries, including reasonable and documented fees and expenses of financial advisers, outside legal counsel, accountants, experts and consultants, incurred by Parent and its subsidiaries or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(h) (each such payment, an “Expense Reimbursement”).
               (iii) Interest and Costs; No Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding any provision in this Agreement to the contrary, in no event will the Company be required to pay the Termination Fee on more than one occasion. Any such payments shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements.
     8.4 Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company, provided, that after receipt of Company Shareholder Approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange, including the NASDAQ, requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.
     8.5 Extension; Waiver.  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.
     9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent or Merger Sub and, after the Closing, the Surviving Company, to:
Harmonic Inc.
549 Baltic Avenue
Sunnyvale, California 95089
Attention: Chief Financial Officer
Facsimile No.: (408) 542-2516
and with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Jeffrey D. Saper, Esq.
                  Robert G. Day, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

if to the Company, to:
Scopus Video Networks Ltd.
10 Ha’amal Street
Park-Afek, Rosh-Ha’ayin 48092
Israel
Attention: Chief Financial Officer
Telephone No.: (972) 3-900-7700
Facsimile No.: (972) 3-900-7702
with copies (which shall not constitute notice) to:
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street
Tel Aviv, 64239 Israel
Attention: Yehuda M. Levy, Adv.
                  Ido G. Zemach, Adv.
                  Adam M. Klein, Adv.
Telephone No.: (+972-3) 608-9999
Facsimile No.: (+972-3) 608-9909
     9.3 Interpretation; Rule of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any dollar thresholds set forth herein shall not be used as a benchmark for any determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

     9.4 Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile transmission or by electronic mail with a scanned attachment), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     9.5 Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 6.10.
     9.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     9.7 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled (without any requirement to post a bond or other security) to seek one or more injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.8 Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof that would result in the application of the laws of another jurisdiction, except for matters involving the corporate affairs of the Company and Merger Sub and the provisions related to the Merger and the consequences of the filing of the Certificate of Merger that are required under the law of the State of Israel to be governed by the Israeli Law. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.9 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.10 Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
*****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

HARMONIC INC.

By:

[ ]
[Title]

SUNRISE ACQUISITION LTD.

By:

[ ]
[Title]

SCOPUS VIDEO NETWORKS LTD.

By:

[ ]
[Title]
****AGREEMENT AND PLAN OF MERGER****